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                                                                     EXHIBIT 8.2



           [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]

                                                    October 9, 1998


Albertson's Inc.
250 Parkcenter Boulevard
P.O. Box 20
Boise, Idaho 83726


Ladies and Gentlemen:

         We are acting as your counsel in connection with the proposed acquisition by Albertson's Inc. ("Albertson's") of American Stores Company ("ASC") pursuant to the proposed merger (the "Merger") of Abacus Holdings, Inc., a wholly-owned subsidiary of ASC ("Merger Sub"), into ASC, with ASC surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of August 2, 1998 by and between Albertson's, Merger Sub and ASC (the "Merger Agreement").

         Albertson's has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4, as amended by Amendment No. 1 thereto (the "Registration Statement"), with respect to the common stock of A1bertson's to be issued to holders of shares of common stock of ASC in connection with the Merger. In addition, Albertson's has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of Albertson's and ASC referred to in the Joint Proxy Statement and set forth in certain tax representation letters from Albertson's and ASC.

         We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.
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Albertson's, Inc.
October 9, 1998
Page 2


          Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences," and in certain tax representation letters from Albertson's and ASC, in our opinion, the portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences" is accurate in all material respects. No opinion is expressed on any matters other than those specifically referred to herein.

          This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Joint Proxy Statement captioned "Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                    Very truly yours,


                                    /s/ Fried, Frank, Harris, Shriver & Jacobson